Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-190221, 333-100070, 333-120657, 333-162465 and 333-214907 on Form S-8 and Registration No. 333-214202 on Form S-3 of our reports dated March 30, 2017, relating to the consolidated financial statements of Novelion Therapeutics Inc. and subsidiaries (formerly QLT Inc.)(the “Company”) and the  internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting due to a material weakness) appearing in this Annual Report on Form 10-K of Novelion Therapeutics Inc. (formerly QLT Inc.) for the year ended December 31, 2016.

/s/ DELOITTE LLP

Vancouver, Canada
March 30, 2017